CONSENT OF INDEPENDENT AUDITORS

         As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 73 to AmeriPrime Funds' Registration Statement on Form N-1A (file No. 33-96826) including the references to our firm under the heading "Accountants" in the Statement of Additional Information.


        /S/

McCurdy & Associates CPA's, Inc.
Westlake, Ohio

September 12, 2002


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